Exhibit 99.1

BBX Capital, Inc. Announces  Amendment and Extension of Previously Announced Tender Offer

-- Offer Price Increased to $8.00 Per Share;

Shares Sought in the Tender Offer Decreased to 3,500,000 Shares;

Tender Offer Extended Until July 9, 2021 --

FORT LAUDERDALE, Florida – June 24, 2021 – BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) announced today that it has amended its previously announced tender offer for shares of its Class A Common Stock to increase the offer price from $6.75 per share in cash to $8.00 per share in cash, in each case, less applicable withholding taxes and without interest. In addition, the amount of shares sought to be purchased in the tender offer has been decreased from 4,000,000 shares to 3,500,000 shares. In connection with the amendment, the Company has extended the expiration time of the tender offer from 5:00 p.m., Eastern time, on Wednesday, June 23, 2021 until 5:00 p.m., Eastern time, on Friday, July 9, 2021 (unless further extended or earlier terminated).

Based on information provided by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, to date, 34,365 shares have been tendered for purchase in the tender offer. Shareholders who have validly tendered and not withdrawn their shares do not need to re-tender their shares or take any other action in response to the amendment and extension of the tender offer, and they will receive the increased purchase price for their shares if the tender offer is completed and those shares are not withdrawn prior to the new expiration time.

American Stock Transfer & Trust Company, LLC is acting as the depositary for the tender offer. Laurel Hill Advisory Group, LLC is serving as information agent for the tender offer. Copies of the tender offer documents and requests for assistance may be directed to the information agent toll-free at (888) 742-1305.

The Company’s Board of Directors has authorized the Company to make the tender offer and approved the amendment and extension of the tender offer described in this press release. However, none of the Company, the Company’s Board of Directors, the information agent or the depositary, or any of their respective affiliates, makes any recommendation to the Company’s shareholders as to whether to tender or refrain from tendering their shares of the Company’s Class A Common Stock. No person is authorized to make any such recommendation. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. In doing so, shareholders should read carefully the information contained in, or incorporated by reference into, the Offer to Purchase and the related Letter of Transmittal (each, as amended and supplemented) pursuant to which the tender offer is being made (as described below), including, without limitation, the purposes and effects of the tender offer. Shareholders should also consult with their own tax advisors, financial advisors and/or brokers prior to making a decision as to whether to tender their shares and, if so, how many shares to tender.

Press Release for Information Purposes Only

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s Class A Common Stock. The tender offer is being made solely by the Company’s Offer to Purchase, dated May 25, 2021, and the related Letter of Transmittal (each, as amended and supplemented).  Shareholders should read the Company’s tender offer statement on Schedule TO and all amendments thereto, which have been filed with the Securities and Exchange Commission (the “SEC”) in connection with the tender offer, and all exhibits thereto, including the Offer to Purchase, the related Letter of Transmittal and the other tender offer materials, and, if applicable, any further amendments or supplements to the Schedule TO, including its exhibits, when they become available and are filed with the SEC, because they contain important information, including the various terms and conditions of the tender offer.  Shareholders and investors may access these documents free of charge on the SEC’s website at www.sec.gov. Shareholders may also obtain copies of these documents, without charge, by contacting Laurel Hill Advisory Group, LLC, the information agent for the tender offer, toll-free at (888) 742-1305.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300,  Email: LHinkley@BBXCapital.com

Media Relations Contact: Kip Hunter, Kip Hunter Marketing

954-303-5551,  Email: kip@kiphuntermarketing.com

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This press release contains forward-looking statements. All opinions, forecasts, projections, future plans and other statements, other than statements of historical fact, are forward-looking statements. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and involve risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the tender offer described in this press release, including that the conditions to closing the tender offer may not be satisfied or, to the extent permitted by applicable law, may be waived by the Company’s Board of Directors in its sole discretion, uncertainties as to the amount of shares that will be tendered and purchased in the tender offer, and risks relating to the market price and liquidity of the Company’s Class A Common Stock. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, results and financial condition of the Company and its subsidiaries detailed in reports filed by the Company with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020 (including the “Risk Factors” section thereof) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which may be viewed on the SEC’s website at www.sec.gov and in the “About - Investor Relations” section of the Company’s website at www.bbxcapital.com.  The Company cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition, past performance may not be indicative of future results.